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EXHIBIT 10.1

Confidential terms of this agreement which have been redacted are marked (“[*****]”). The omitted materials have been filed separately with the Securities and Exchange Commission.

OPTIONS AGREEMENT

THIS OPTIONS AGREEMENT (this “Agreement”) is entered into as of September 30, 2005 by and between HUNTING FOX ASSOCIATES I, L.P., a Pennsylvania limited partnership having offices at 1001 East Hector Street, Suite 100, Conshohocken, Pennsylvania 19428 (“Owner”), and TER KEYSTONE DEVELOPMENT, LLC, a Delaware limited liability company having offices at 1000 Boardwalk, Atlantic City, NJ 08401 (“Trump”).

RECITALS:

WHEREAS, Owner owns the real property (the “Property”) located at the intersection of Fox Street and Roberts Avenue in Philadelphia, PA comprising approximately eighteen (18) acres and more particularly described on Exhibit A attached hereto and made a part hereof; and

WHEREAS, Owner and Trump have reached agreement with respect to Owner granting Trump (i) an option to lease the Property on and subject to the terms and conditions set forth in the Ground Lease attached hereto as Exhibit B and made a part hereof (the “Ground Lease”), and (ii) an option to purchase the Property in lieu of leasing the Property on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1. Grant of Options; Lease Option Price; Termination Fee; Security. Owner, for and in consideration of the sum of [*****]($[*****]) Dollars, or such lesser sum as may due and payable hereunder (the “Option Price”), to be paid by Trump to Owner in accordance with the terms of this Agreement, and in consideration of the covenants and agreements herein contained, does hereby give, grant and convey to Trump or an affiliate of Trump the sole and exclusive right and option to either (i) lease the Property on the terms and conditions set forth in the Ground Lease (the “Lease Option”), or (ii) purchase the Property on the terms and conditions set forth herein (the “Purchase Option”). Trump shall pay the Option Price to Owner as follows:

a. [*****] ($[*****]) Dollars upon execution and delivery of this Agreement;

b. [*****] ($[*****]) Dollars upon execution and delivery of this Agreement, representing the quarterly payment for the period from the date hereof through and including October 30, 2005; and

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c. Quarterly payments, in advance for the three month period immediately following the due date thereof, in the amount of [*****] ($[*****]) Dollars on each of the following dates: October 31, 2005, January 31, 2006, April 30, 2006, July 31, 2006, October 31, 2006, January 31, 2007, April 30, 2007, July 31, 2007, October 31, 2007, January 31, 2008, April 30, 2008, July 31, 2008, October 31, 2008, January 31, 2009, April 30, 2009, July 31, 2009, October 31, 2009, January 31, 2010 and April 30, 2010 (each, a “Quarterly Payment”).

Except as expressly set forth in this Agreement, the Option Price (and all installments thereof) paid in accordance herewith shall be nonrefundable and shall be retained by Owner whether or not the Lease Option or the Purchase Option is exercised in accordance with the terms of this Agreement. In the event Trump fails to make any Quarterly Payment within ten (10) days after written notice that the same is due, Trump shall be deemed to have terminated this Agreement and, as a result thereof Trump shall have no further rights related to the Property or under this Agreement or the Ground Lease. Notwithstanding anything herein to the contrary, however, if the Lease Option or Purchase Option is exercised or both are terminated, in each case in accordance with the terms hereof, all Quarterly Payments due subsequent to the date of such exercise or termination shall be deemed waived and no longer due or payable. In the event Trump terminates this Agreement (including, but not limited to, as a result of its failure to make any Quarterly Payment within ten (10) days after written notice that the same is due), or fails to exercise either the Lease Option or Purchase Option within the Term (as hereinafter defined), then Trump shall immediately pay Owner a termination fee in the amount of [*****] ($[*****]) Dollars (the “Termination Fee”), which Termination Fee shall be in addition to all other sums due and payable under this Agreement.

Upon execution and delivery of this Agreement, Trump shall deliver or cause to be delivered to Owner a letter of credit (the “Initial Letter of Credit”) issued by a bank or other lending institution having assets of at least $50,000,000,000.00 or a Standard & Poors rating of “A” or better which has an office where letters of credit may be drawn upon in Philadelphia, Pennsylvania, which Initial Letter of Credit shall be in form and substance reasonably acceptable to Owner and secure the obligation of Trump hereunder and/or the tenant under the Ground Lease to pay to Owner and/or the landlord under the Ground Lease, the first [*****] ($[*****]) Dollars due and payable under this Agreement and/or the Ground Lease (other than that portion of the Option Price payable upon execution of this Agreement), whether in the form of payments of the Option Price (other than that portion of the Option Price payable upon execution of this Agreement), Termination Fee, Base Rent or Percentage Rent or portions thereof (collectively, the “Initial Secured Obligation”). Notwithstanding anything herein or in the Ground Lease to the contrary, the Initial Letter of Credit shall be released and automatically deemed to have been terminated and be of no further force or effect immediately upon the Owner’s and/or landlord’s receipt of the Initial Secured Obligation.

2. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on July 31, 2010 or such earlier date if Trump fails to timely make any payments hereunder or is otherwise in default under this Agreement and fails to cure such failure within ten (10) days of notice thereof (except that no notice shall be required in the event of the third monetary default hereunder). Trump may exercise the Lease Option or Purchase Option at any time during the Term, by providing written notice thereof to Owner (as applicable, the “Exercise Notice”) and otherwise complying with the terms and conditions of this Agreement, which Exercise Notice must be received by Owner prior to the expiration of the Term, time being of the essence.

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3. Exercise of Lease Option. In the event of Trump’s exercise of the Lease Option, along with the Exercise Notice, Trump shall deliver to Owner four (4) copies of the Ground Lease all executed by the tenant thereunder. In addition, Trump shall deliver or cause to be delivered to Owner, along with the Exercise Notice, a letter of credit (the “Letter of Credit”) issued by a bank or other lending institution having assets of at least $50,000,000,000.00 or a Standard & Poors rating of “A” or better which has an office where letters of credit may be drawn upon in Philadelphia, Pennsylvania, which Letter of Credit shall be in form and substance reasonably acceptable to Owner and secure the obligation of Trump hereunder and/or the tenant under the Ground Lease to pay to Owner and/or the landlord under the Ground Lease, the first [*****] ($[*****]) Dollars due and payable under this Agreement and/or the Ground Lease (other than that portion of the Option Price payable upon execution of this Agreement and the obligations secured by the Initial Letter of Credit), whether in the form of payments of the Option Price, Termination Fee, Base Rent or Percentage Rent or portions thereof (other than that portion of the Option Price payable upon execution of this Agreement and the obligations secured by the Initial Letter of Credit) (collectively, the “Secured Lease Obligation”). Notwithstanding anything herein or in the Ground Lease to the contrary, the Letter of Credit shall be released and automatically deemed to have been terminated and be of no further force or effect immediately upon the Owner’s and/or landlord’s receipt of the Secured Lease Obligation. Within five (5) days after receipt by Owner of the Exercise Notice, Ground Lease and Letter of Credit referred to in this Section 3 (collectively, the “Lease Exercise Documents”), Owner shall execute all four (4) copies of the Ground Lease and deliver two (2) fully executed copies to Trump. In the event Trump fails to provide Owner prior to the expiration of the Term with the executed Lease Exercise Documents, this Agreement shall automatically terminate upon the expiration of the Term and be of no further force or effect; provided, however, that Trump shall immediately pay to Owner the Termination Fee in immediately available funds. If Trump timely and properly delivers the Lease Exercise Documents, but Owner fails to deliver the two (2) fully executed copies of the Ground Lease as aforesaid, then Trump shall, following five (5) days’ written notice to Owner (unless Owner cures such failure within said five (5) days), have any and all rights and remedies at law and in equity including, but not limited to, the right to require the immediate return of all payments made toward the Option Price. Further, in the event Trump timely and properly delivers the Lease Exercise Documents, but Owner fails to deliver possession of the Property to the tenant under the Ground Lease in accordance with the terms hereof and thereof, then Trump and the tenant under the Ground Lease shall each have all rights and remedies available at law or in equity including, but not limited to, the right to rescind the exercise of the Lease Option and/or the right to terminate the Ground Lease, as applicable, by providing forty-five (45) days’ prior written notice thereof to Owner (each, a “Termination”); provided, however, that in the event Owner cures such default within the foregoing forty-five (45) day period, then the termination notice and the Termination shall be null and void, the Lease Option exercise shall be deemed to remain in effect and the Ground Lease and all other Lease Exercise Documents shall continue in full force and effect. In the event a Termination occurs and is not cured within the foregoing forty-five (45) day period, then Owner shall immediately return to Trump in immediate funds the portion of the Option Price actually paid by Trump hereunder and Trump and the tenant under the Ground Lease shall have such additional rights and remedies as may be available at law or in equity.

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4. Exercise of Purchase Option. In the event of Trump’s exercise of the Purchase Option, Trump shall deliver or cause to be delivered to Owner along with the Exercise Notice, a Letter of Credit in form and substance reasonably acceptable to Owner, securing the obligation of Trump hereunder to pay to Owner the first [****] ($[*****]) Dollars due and payable under this Agreement (other than that portion of the Option Price payable upon execution of this Agreement and the obligations secured by the Initial Letter of Credit), whether in the form of payments of the Option Price (other than that portion of the Option Price payable upon execution of this Agreement) or Termination Fee or portions thereof (the “Secured Purchase Obligation”). Notwithstanding anything herein to the contrary, the Letter of Credit shall be released and automatically deemed to have been terminated and be of no further force or effect immediately upon the Owner’s receipt of the Secured Purchase Obligation. The closing of title (“Closing”) shall take place on the first business day following the ninetieth (90th) day after the Exercise Notice. At Closing, Owner shall (a) convey to Trump or Trump’s designee, by special warranty deed, good and marketable fee simple title to the Property, insurable at regular rates without exception other than the matters specifically identified on Exhibit C attached hereto and made a part hereof (the “Permitted Exceptions”) and otherwise in compliance with the terms of Section 4 of the Ground Lease, (b) execute and deliver to Trump or Trump’s designee and Trump’s or Trump’s designee’s title insurer a title affidavit of Owner in form and substance reasonably acceptable to Trump and/or its designee, and (c) execute and deliver to Trump or Trump’s designee such other documents and/or instruments as may be reasonably required by Trump, Trump’s designee and/or either of the foregoing’s lenders or title insurers, provided that same do not impose any cost or material obligation on Owner or any affiliate of Owner. Owner and Trump or Trump’s designee shall share equally any federal, state or local realty transfer tax (or other tax or obligation in lieu thereof) imposed as a result of such purchase and sale and shall pay same at Closing. The purchase price to be paid by Trump or its designee to Owner at Closing for the Property shall be the sum of ******************************************************************************************

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******* The Purchase Price shall be adjusted between the parties ninety (90) days after the earlier of the end of the fifth (5th) year of substantially continuous gaming operations at the Property, and the tenth (10th) anniversary of Closing, to reflect the actual Gross Gaming Revenue during said five (5) years of operations and the applicable overpayment or underpayment shall be paid within five (5) days of the determination thereof; provided, however, in no event shall Owner be obligated to return any of the Purchase Price to Trump or its designee as a result of such adjustment unless a gaming facility has been substantially continuously open and operating at the Property for at least five (5) years. If Trump timely and properly delivers the Exercise Notice and Letter of Credit (collectively, the “Purchase Exercise Documents”), but Owner fails to satisfy each of its obligations with respect to the Purchase Option as set forth herein, then Trump shall, following forty-five (45) days’ written notice to Owner (unless Owner cures such failure within said forty-five (45) days), have any and all rights and remedies at law or in equity including, but not limited to, the right to rescind the Exercise Notice and the right to require the immediate return of all payments made toward the Option

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Price; provided, however, that in the event Owner cures such default within the foregoing forty-five (45) day period, then the rescinding of the Exercise Notice shall be null and void and Owner shall not be obligated to return any payments made toward the Option Price. In addition, and notwithstanding anything in this Agreement to the contrary, Trump shall have the right, within forty-five (45) days of the expiration of Owner’s right to cure its default, to deliver an Exercise Notice pursuant to the Lease Option. The obligations of the parties hereunder shall survive Closing.

5. Indemnification.

(a) Trump shall defend, with counsel reasonably satisfactory to Owner, indemnify and save Owner harmless from and against any and all claims, damages, losses, costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, suffered or incurred by Owner that result from (i) the use, operation and/or management of the Property or any improvements thereon, whether by Trump or anyone claiming or holding through Trump (including, but not limited to, any employees, contractors, subtenants, licensees, invitees or agents of Trump), (ii) any breach or default on the part of Trump (or anyone claiming or holding through Trump) in the observance of, or performance of its obligations under, this Agreement, (iii) any injury to or death of any person, or damage to or loss of property on or by reason of activity on the Property, but in each case only to the extent relating to the period subsequent to the earlier of Closing and the Commencement Date (as such term is defined in the Ground Lease) and to the extent caused by the negligence or wanton or willful misconduct of Trump or anyone claiming or holding through Trump (including, but not limited to, any employees, contractors, subtenants, licensees, invitees or agents of Trump), and not having arisen by reason of or in connection with (y) the negligence or wanton or willful misconduct of Owner or Owner’s employees, agents or contractors, and/or (z) Owner’s breach or default in the observance of, or performance of its obligations under, this Agreement or the Ground Lease.

(b) Owner shall defend, with counsel reasonably satisfactory to Trump, indemnify and save Trump harmless from and against any and all claims, damages, losses, costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, suffered or incurred by Trump that result from (i) the use, operation and/or management of the Property or any improvements thereon, whether by Owner or anyone claiming or holding through Owner (other than Trump or anyone claiming or holding through Trump or any employees, contractors, subtenants, licensees, invitees or agents of Trump and such third parties) prior to the earlier of the Commencement Date and the Closing Date, (ii) any breach or default on the part of Owner (or anyone claiming or holding through Owner, other than Trump or anyone claiming or holding through Trump or any employees, contractors, subtenants, licensees, invitees or agents of any of the foregoing) in the observance of, or performance of its obligations under, this Agreement or the Ground Lease, (iii) any injury to or death of any person, or damage to or loss of property on or by reason of activity on the Property, but in each case only to the extent relating to the period prior to the earlier of the Commencement Date and the Closing Date, and not having arisen by reason of or in connection with (y) the negligence or wanton or willful misconduct of Trump or anyone claiming or holding through Trump or any employees, contractors, subtenants, licensees, invitees or agents of any of the foregoing, and/or (z) Trump’s breach or default in the observance of, or performance of its obligations under, this Agreement; but specifically excluding in the case of each of clauses (i), (ii) and (iii), liability, if any, for which Owner is to be indemnified under the Ground Lease.

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(c) Notice of Claim. Any party seeking indemnification hereunder shall give prompt notice to the other party of the basis therefore. The failure on the part of such party to give such notice shall not relieve the other party from its obligations hereunder, except to the extent that the failure to give such notice results in actual loss or damage to the indemnifying party.

(d) Survival. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Agreement.

6. Applications for Licensing and Development. The parties acknowledge and agree that the award to Trump or its designee of a license to operate a gaming facility at the Property and the acquisition and maintenance of related development agreements and approvals are instrumental to Trump. Accordingly, Owner covenants and agrees, at no out-of-pocket cost to Owner, to fully cooperate with and assist Trump and Trump’s agents and representatives in applying for, securing and maintaining such licenses, approvals and other consents, permits and/or agreements as Trump may deem necessary or desirable and as are reasonably acceptable to Owner. Moreover, Owner covenants and agrees, at no out-of-pocket cost to Owner, to fully cooperate with and assist Trump and Trump’s agents and representatives in connection with the acquisition from third parties of additional real property interests contiguous to the Property. The obligations of Owner pursuant to this Section shall survive exercise of the Lease Option, the purchase option set forth in the Lease, and/or the Purchase Option, but not the expiration or termination of this Agreement.

7. Right of Entry and Inspection; Indemnity; Insurance.

a. During the Term, Trump and its representatives and contractors may at any reasonable time and from time to time, enter upon the Property for the purposes of investigating and inspecting same, making surveys, maps and/or contour studies, performing test borings, soil tests and/or examinations, and conducting other studies including, but not limited to such environmental studies as Trump may elect (collectively, the “Due Diligence Investigation”). Trump shall have the right to terminate this Agreement at any time upon written notice to Owner if Trump is not satisfied with any aspect of its Due Diligence Investigation, in which event (i) all payments theretofore made toward the Option Price shall be retained by Owner, (ii) Trump shall immediately pay to Owner the Termination Fee and any then due, but not previously paid, Quarterly Payments, (iii) Trump shall thereafter be relieved of all obligations with respect to those Quarterly Payments not then due and payable, and (iv) except as expressly set forth herein or in the Ground Lease to the contrary, Trump shall have no further rights or liabilities related to the Property and neither Trump, the Tenant named under the Ground Lease or Owner shall have any further liabilities or rights under this Agreement or the Ground Lease.

b. Trump agrees to indemnify, defend and hold harmless Owner against and in respect of any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) (collectively, the “Losses”), which may be imposed upon, incurred by or assessed against Owner arising out of, in connection with, or relating to Trump’s inspection of or actions at the Property, including, without limitation, claims of injury to persons or damage to property and any and all Losses resulting from Trump’s activities at the Property, including, inter alia, any arising from the aggravation or exacerbation of pre-existing contamination or conditions at the Property, but in each case only to the extent not attributable in any manner to the negligence or willful misconduct of Owner or

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anyone claiming by or through Owner, or the employees, contractors, agents, representatives or invitees of any of the foregoing (other than Trump or anyone claiming by or through Trump, or the employees, contractors, agents, representatives or invitees of any of the foregoing). Notwithstanding anything herein to the contrary, the discovery of Hazardous Substances or Hazardous Wastes (as such terms are defined in the Ground Lease) or other negative conditions at the Property during the course of the Due Diligence Investigation and/or any legal duty to report same or the reporting of same to the Pennsylvania Department of Environmental Protection (“PADEP”) or other federal, state or local governmental authority, shall not serve as the basis for a claim for indemnification by Owner against Trump pursuant to this paragraph (b). The obligations of Trump pursuant to this paragraph shall survive the expiration or termination of this Agreement.

c. Prior to any entry onto the Property by Trump or any of Trump’s representatives, Trump or its representatives shall furnish Owner with a copy of a certificate of insurance for Trump and its representatives from a duly licensed insurance company indicating that insurance policies are in effect for commercial liability coverage for death or injury to persons and/or property of not less than One Million and 00/100ths ($1,000,000.00) Dollars per occurrence/claim and in the aggregate together with evidence of the payment of all associated premiums.

d. In the event that this Agreement is terminated or expires without either the Lease Option or Purchase Option being exercised, Trump shall deliver to Owner, at no cost or expense to Owner, within five (5) business days of such termination or expiration, copies of all non-proprietary plans, engineering reports, environmental studies, zoning analyses, approvals and permits relating to the Property, which have been generated by Trump or are in Trump’s possession and which are assignable (collectively, the “Trump Reports”). Trump makes no representation or warranty as to the correctness or completeness of the Trump Reports and Owner expressly waives any claim whatsoever arising from the use of the Trump Reports including, but not limited to, Owner’s (or anyone holding or claiming through Owner) reliance upon the Trump Reports. Owner represents and warrants to Trump, each of which representations and warranties shall survive for the lesser of three (3) years from the date of this Agreement and one (1) year from the date of Trump’s exercise of either the Lease Option or Purchase Option, that (i) prior to the date hereof, to Owner’s actual knowledge as of the date hereof, Owner has delivered complete copies of all environmental reports previously obtained by Owner and relating, in whole or in part, to the Property (collectively, the “Owner Reports”) and same are described on Exhibit D attached hereto and made a part hereof, (ii) Owner has no knowledge of the existence of any other environmental reports relating to the Property or any part thereof, except as may be referenced in the Owner Reports, and (iii) Owner has no actual knowledge of any Hazardous Substance or Hazardous Waste in, on, under or about the Property in violation of any Environmental Laws (as such term is defined in the Ground Lease), except as described in the Owner Reports. Owner makes no representation or warranty as to the correctness of the Owner Reports and Trump expressly waives any claim whatsoever arising from the use of the Owner Reports including, but not limited to, Trump’s (or anyone holding or claiming through Trump) reliance upon the Owner Reports.

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8. Environmental Remediation and Removal of X-Ray Building; Indemnifications.

a. Within the later of (y) two hundred forty (240) days from the date hereof, and (z) one hundred twenty (120) days of the delivery of the Lease Exercise Documents or Purchase Exercise Documents by Trump, Owner shall commence and thereafter diligently prosecute to completion the undertakings described in subparagraphs (i) through (iv) below. These undertakings shall be performed at Owner’s sole cost and expense (subject to reimbursement in accordance with subsection b below).

(i) Existing Cleanup Plan. Provide Trump with written documentation of PADEP’s concurrence with Owner’s August 2005 Remedial Investigation Report/Cleanup Plan prepared by RT Environmental Services, Inc., a copy of which is attached hereto as Exhibit E and made a part hereof (the “Cleanup Plan”), together with not less than monthly letter reports from Owner’s environmental consultant as to the then-current status of the cleanup and then-projected completion date. As described in Owner’s March 17, 2005 Notice of Intent to Remediate, a copy of which is attached hereto as Exhibit F and made a part hereof (“NIR”), the Cleanup Plan shall be used by Owner to demonstrate attainment of the Act 2 remediation standards selected in the Cleanup Plan for each contaminant of concern (in soil) identified in the Cleanup Plan, based on a non-residential use. Owner acknowledges that Trump intends to construct a hotel and gaming establishment on the Property;

(ii) Act 2 Release. Obtain and provide to Trump a copy of a final report approval letter on behalf of Owner and (by operation of law and in accordance with Section 501 of Act 2) Trump under Act 2 from PADEP that demonstrates that Owner has completed the remediation contemplated by NIR and as approved by PADEP (the “Act 2 Cleanup”). Owner shall also promptly provide Trump with any deficiency letters issued by the PADEP in connection with Owner’s implementation of the Cleanup Plan, if any, and Owner’s written response to such deficiency letter(s), together with a copy of the final report, risk assessment and/or other documentation submitted by or on behalf of Owner in connection with attaining the final report approval letter from PADEP. Trump acknowledges that deed notices and/or deed restrictions may be required in connection with the Act 2 Cleanup, and Trump agrees to cooperate reasonably with Owner in creating and recording such notices and/or restrictions, at no out-of-pocket cost to Trump, provided that such deed notices and/or deed restrictions do not unreasonably interfere with Trump’s construction, operation or maintenance of a hotel and gaming establishment on the Property. Trump further acknowledges that engineering controls may be required in connection with Owner’s performance of the Act 2 Cleanup. Prior to instituting such controls, Owner shall obtain Trump’s express written consent to implement the controls, such consent not to be unreasonably withheld. Such controls are to be implemented by or on behalf of Owner at no out-of-pocket cost to Trump and shall not unreasonably interfere with Trump’s construction, operation or maintenance of a hotel and gaming establishment on the Property. Trump acknowledges that capping with asphalt or other material satisfactory to PADEP and the United States Environmental Protection Agency (“USEPA”) would not unreasonably interfere with such construction, operation or maintenance. Trump further acknowledges that in the event Owner obtains an Act 2 release as contemplated by the NIR and the Cleanup Plan, Trump may not be able to construct, operate and/or maintain a hotel and gaming establishment, or other improvement, on the Property without first performing further environmental investigation and/or cleanup in order to meet requirements of PADEP and/or USEPA. Notwithstanding anything in this Agreement to the contrary, to the extent that Trump exercises the Purchase Option (or the purchase

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option set forth in the Ground Lease) prior to Owner obtaining the final report approval letter as required hereunder, Owner shall be required to execute and deliver to Trump at Closing an Act 2 Buyer/Seller Agreement in the form attached hereto as Exhibit G and made a part hereof (and any changes thereto in form or substance shall require the consent of Trump, which consent shall not be unreasonably withheld, conditioned or delayed);

(iii) Post-Remediation Care. Provide Trump with a copy of any post-remediation care program that may be required in order to obtain the final report approval letter required herein or in connection with the Remediation and Removal (as defined below), it being understood and agreed that to the extent that Trump exercises the Purchase Option (or the purchase option set forth in the Ground Lease), Trump shall be responsible for, and shall expressly assume in an enforceable agreement with PADEP, the performance of any such post-remediation care program; and

(iv) Underground Storage Tank and X-Ray Building. In compliance with applicable Environmental Laws (a) remove, transport and dispose of the existing 2,000 gallon underground storage tank and all equipment ancillary thereto (collectively, the “UST”) located on the Property identified as “tank no. 26” in a August 7, 2003 letter report prepared by O’Brien & Gere for ThyssenKrupp-Budd Company, and remediate all Hazardous Substances and/or Hazardous Materials encountered in connection or associated with closure of the UST to an Act 2 remediation standard as reasonably selected by Owner; and (b) remove, transport and dispose of the existing x-ray building and hot cell, vault and foundations, footings and all ancillary equipment, utilities and/or fixtures related to the foregoing (collectively, the X-Ray Building”) including all radioactive soil, waste and/or materials and all other Hazardous Substances and/or Hazardous Materials in connection or associated with the X-Ray Building to a maximum depth of 3’ feet below the bottom of the x-ray building (as opposed to the bottom of the x-ray building footings) (the undertakings described in clauses (a) and (b) together, the “Remediation and Removal”). In connection with the removal of the X-Ray Building, Owner shall perform a site assessment and adequately delineate contamination, if any, for purposes of obtaining an Act 2 release. Owner shall cause the Remediation and Removal to be performed by environmental engineers and contractors reasonably acceptable to Trump, in a commercially reasonable manner, using remediation techniques and practices acceptable to PADEP and in compliance with Environmental Laws. All Remediation and Removal work in connection with the X-Ray Building shall be completed so as to meet an Act 2 site specific remediation standard, provided that all radioactive contaminated materials shall meet the applicable standard established by USEPA and the United States Nuclear Regulatory Commission (“NRC”). Owner shall promptly provide Trump with all closure and/or final reports generated through performance of the Remediation and Removal, together with all other documents exchanged with PADEP, USEPA and/or NRC to effectuate an Act 2 release for the Remediation and Removal. Trump acknowledges that deed notices and/or deed restrictions may be required in connection with the Remediation and Removal, and Trump agrees to cooperate reasonably with Owner in creating and recording such notices and/or restrictions, at no out-of-pocket cost to Trump, provided that such deed notices and/or deed restrictions do not unreasonably interfere with Trump’s construction, operation and/or maintenance of a hotel and gaming establishment on the Property. Trump further acknowledges that engineering controls may be required in connection with Owner’s performance of the Remediation and Removal. Prior to instituting such controls, Owner shall obtain Trump’s express written consent to implement the controls, such consent not to be unreasonably withheld. Such controls are to be implemented by or on behalf of Owner at no out-of-pocket cost to Trump and shall not unreasonably

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interfere with Trump’s construction, operation or maintenance of a hotel and gaming establishment on the Property. Trump acknowledges that capping with asphalt or other material satisfactory to PADEP, USEPA and NRC would not unreasonably interfere with such construction, operation or maintenance. Trump further acknowledges that in the event Owner obtains an Act 2 release in connection with the Remediation and Removal as contemplated by the NIR and the Cleanup Plan, Trump may not be able to construct, operate and/or maintain a hotel and gaming establishment, or other improvement, on the Property without first performing further environmental investigation and/or cleanup in order to meet requirements of PADEP and/or USEPA.

b. None of the undertaking described in Section 8(a) shall require that Owner investigate or remediate ground water.

c. In the event Trump timely and properly delivers either the Lease Exercise Documents or Purchase Exercise Documents, then Trump shall pay to Owner up to Two Hundred Thousand and 00/100ths ($200,000.00) Dollars by way of reimbursement of Owner’s actual out-of-pocket costs incurred and paid for the Remediation and Removal, which payment shall be made to Owner upon the later of (y) either Trump’s receipt of the fully executed Ground Lease or Closing pursuant to the Purchase Option, as applicable, and (z) Owner’s satisfaction of each of its obligations under this Section 8 and, in each case, Owner’s delivery to Trump of such evidence of the cost of the Remediation and Removal as Trump may reasonably require. Payment by Trump to Owner of any sums pursuant to this Section 8 shall not constitute or be deemed to constitute an undertaking by Trump, or a transfer, of any obligation and/or liability of Owner with respect to the Remediation and Removal or any part thereof, except with respect to any post-remediation care program submitted by Owner in connection with the NIR and/or Remediation and Removal.

d. In the event Owner fails to satisfy any of its obligations hereunder in accordance with the terms hereof, Trump shall have the right, following thirty (30) days’ notice to Owner unless Owner completely cures all such failures within said thirty (30) day period (or such longer period provided that Owner commences to cure such default and diligently pursues the cure of same), to satisfy such Owner’s obligations in whole or in part in which event, provided that there is no bona fide dispute by Owner, Trump shall have the right to offset the reasonable third-party costs incurred by Trump in connection therewith against its payment obligations under the Ground Lease (but in no event more than forty percent (40%) of any installment of rent payable thereunder in any particular month, but Tenant may offset the total costs provided for above over several months) or the sales proceeds otherwise due and payable to Owner hereunder. Notwithstanding the foregoing, however, in the event and to the extent that Trump elects to satisfy Owner’s obligations hereunder, Trump’s right to offset shall extend only to such costs as were, or would have been, necessary in order to meet the specific obligation of Owner as described herein.

e. Owner shall provide Trump with copies of all notices and other communications, written and oral, to and from the PADEP, USEPA, NRC and any other governmental agency relating to the Remediation and Removal, Act 2 and/or the environmental condition of the Property. Owner shall also afford Trump, through Trump’s representatives, the right and opportunity to monitor all substantive telephone conferences and attend all meetings with such entities. No changes shall be made to the Cleanup Plan, the NIR and/or any other agreement with such entities regarding matters described in this

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Section 8, without the prior written consent of Trump, which consent shall not be unreasonably withheld. Owner and Trump further covenant and agree to cooperate with one another as reasonably necessary from time to time with respect to any application for available financial incentives under Act 2 or similar statutes pertaining to redevelopment of the Property.

f. Owner covenants and agrees with Trump that Owner shall not locate, store, generate, manufacture, process, distribute, use, treat, transport, handle, dispose of, emit, discharge or release any Hazardous Substance or Hazardous Waste on or from the Property and shall not knowingly permit others to do so, except in compliance with all Environmental Laws. Owner hereby agrees to indemnify, defend (with counsel reasonably acceptable to Trump) and hold Trump harmless from and against any and all costs, expenses (including, but not limited to, reasonable attorneys’ fees and court costs), claims, liabilities, actions, demands, losses and damages which may be asserted against or incurred by Trump (each, a “Claim”) with respect to any failure by Owner to comply with its obligations pursuant to this Section 8.

g. Trump hereby agrees to indemnify, defend (with counsel reasonably acceptable to Owner) and hold Owner harmless from and against any and all costs, expenses (including, but not limited to reasonable attorneys’ fees and court costs), claims, liabilities, actions, demands, losses and damages which may be asserted against or incurred by Owner (each, a “Claim”) with respect to (i) the existence, introduction, discharge, release or spill of any Hazardous Substances or Hazardous Waste on or from the Property in violation of any Environmental Laws which shall occur from and after the date of Closing, except to the extent such introduction, discharge, spill or release is attributable to the acts or omissions of Owner or Owner’s Affiliates or the employees, contractors or agents of any of the foregoing (including, but not limited to, Owner’s failure to satisfy its obligations under this Section 8), and (ii) any Hazardous Substances or Hazardous Waste present in soil or groundwater in, on or under or migrating from the Property as of the date of Closing, except to the extent that such Hazardous Substances or Hazardous Wastes are present as a result of any violation of the terms of this Agreement by Owner or Owner’s Affiliates or the employees, contractors or agents of any of the foregoing and/or Owner’s failure to satisfy its obligations under this Section 8.

h. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Agreement.

9. Rights to Property. Except in the event the Lease Option or Purchase Option is timely and properly exercised by Trump hereunder, Trump shall not have any rights with respect to any occupancy, possession or construction related in any way to the Property.

10. Brokers. Each of the parties represent and warrant to the other that no broker, finder or other person entitled to a commission, finder’s fee or other compensation was involved in the introduction of the parties or the negotiation of this Agreement other than Preferred Real Estate Advisors, Inc. (“PREA”). Owner covenants and agrees to pay all commissions and other compensation owing to PREA pursuant to a separate written agreement between Owner and PREA. Each of the parties agrees to indemnify, defend and hold the other harmless from and against any and all claims based upon or relating to a breach of the foregoing representation, warranty and/or covenant by such party. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED ***

11. Notices. All notices required or permitted to be given pursuant to this Agreement (each, a “notice”) shall be in writing and shall be sent by hand delivery, mailed by prepaid registered or certified mail, return receipt requested, or sent by nationally recognized courier service guaranteeing overnight delivery, postage prepaid, in each case addressed as follows:

If to Owner, to:	c/o Preferred Real Estate Investments, Inc.
1001 East Hector Street, Suite 100
Conshohocken, PA 19428
Attention: Legal Department

with a copy to:	Kaplin Stewart Meloff Reiter & Stein, P.C.
350 Sentry Parkway Building 640
Blue Bell, PA 19422-0765
Attention: Scott C. Butler, Esquire

If to Trump, to:	c/o Trump Entertainment Resorts, Inc.
1000 Boardwalk
Atlantic City, NJ 08401
Attention: Robert M. Pickus, Executive Vice President

with a copy to:	Graham, Curtin & Sheridan, P.A.
4 Headquarters Plaza
Morristown, NJ 07960
Attention: Peter M. Laughlin, Esq.

Notices shall be effective (i) upon receipt (or refusal thereof) in the case of personal delivery, (ii) three (3) business days after being deposited, postage prepaid, in the United States mail in the case of mail, and (iii) the next business day if sent via courier service of nationally recognized standing (e.g., Federal Express). Either party may from time to time specify, by giving written notice to the other party in accordance with the terms hereof, (i) any other address as its address for purposes of this Agreement, and (ii) any other person or entity that is to receive copies of notices hereunder.

12. Severability; Binding Effect; Amendments to be in Writing. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the extent permitted by law. All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Owner and, to the extent permitted hereunder, Trump, in each case to the same extent as if each such successor and assign were named as a party hereto. This Agreement may not be changed, modified or discharged except by a writing signed by Owner and Trump.

***CONFIDENTIAL TREATMENT REQUESTED ***

13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

14. Headings. The headings set forth herein have been inserted for convenient reference only and shall not to any extent have the effect of modifying or amending the express terms and provisions of this Agreement.

15. Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of Trump under this Agreement for damages or otherwise, shall be enforceable against, and shall not extend beyond, Trump, any Letter of Credit provided for herein (including, but not limited to, the Initial Letter of Credit), or any assets of Trump including, but not limited to, Trump’s interest in the Property (including the proceeds thereof and all rents and profits therefrom). Except as set forth in the foregoing sentence, no property or assets whatsoever of any of the members or affiliates of Trump (including, but not limited to, Donald J. Trump) or the officers, directors, shareholders or employees of any of the foregoing, shall be subject to levy, execution or any other enforcement procedure for the satisfaction of any remedies (monetary or otherwise) of Owner arising under or in connection with this Agreement.

16. Default Rate. Any amount due but unpaid hereunder shall bear interest until paid at an annual rate of two hundred (200) basis points above the “Prime Rate” as published from time to time in the Wall Street Journal, or in the event no longer published therein, by such replacement publication as is agreed upon by the parties.

17. Memorandum of Option. The parties shall execute and deliver a short form or memorandum of options in the form attached hereto as Exhibit H contemporaneously with the execution of this Agreement, which instrument shall be placed of record by Trump in the Recorder of Deeds for Philadelphia County. Upon the expiration or earlier termination of this Agreement or the exercise of the Purchase Option, the parties shall immediately execute a termination of said instrument which shall be placed of record by Owner. The obligation of Trump pursuant to this Section shall survive expiration or termination of this Agreement.

18. Relationship of the Parties. The parties do not intend to create any partnership, joint venture or other relationship as amongst themselves and neither this Agreement nor the performance by the parties of their respective obligations shall establish or be deemed to establish any relationship between the parties other than as optionor and optionee. Except as expressly set forth herein to the contrary, nothing contained herein shall be construed as appointing or authorizing either party or any of their agents, employees or representatives to represent or bind the other party in any manner.

19. Assignment. Trump may assign its rights under this Agreement to one or more affiliates of Trump; provided, however, that Trump and any guarantor hereof shall not be released from any liability or obligations hereunder. The Owner’s consent shall not be required for the assignment or subcontracting by Trump of its rights, interests or obligations hereunder to any other affiliate of Trump, or any successor corporation to Trump, provided that any such assignee or subcontractor agrees to be bound by the terms and conditions of this Agreement. The acquisition of Trump or its parent company by a party other than an affiliate of Trump, or its successor corporation, shall not constitute an assignment of this Agreement by Trump and this Agreement shall remain in full force and effect between the Owner and Trump.

***CONFIDENTIAL TREATMENT REQUESTED ***

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

21. Entire Agreement. This Agreement and the exhibits referenced herein and made a part hereof constitute the entire agreement of the parties relative to the subject matter hereof and thereof and is intended to be an integration of all prior agreements, conditions or undertakings between the parties hereto. Except as expressly set forth herein, there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the parties hereto.

- SIGNATURE PAGE AND EXHIBITS ONLY FOLLOW -

***CONFIDENTIAL TREATMENT REQUESTED ***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Owner:			Trump:
HUNTING FOX ASSOCIATES I, L.P.			TER Keystone Development, LLC

By: TER Development Co., LLC, Member
By:	Hunting Fox I, Inc., its general partner

	By:	/s/ Michael Balitaris	By:/s/ Robert M. Pickus
	Name/Title:	President	Name/Title:Executive Vice President

List of Exhibits

A – Legal Description of Property

B – Form of Ground Lease

C – Permitted Exceptions

D – List of Owner Environmental Reports

E – Copy of Cleanup Plan

F – Copy of Act 2 Notice of Intent to Remediate

G – Form of Act 2 Buyer/Seller Agreement

H – Form of Memorandum of Agreement

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT A TO OPTIONS AGREEMENT

Legal Description of Property

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, Situate in the 38th Ward of the City of Philadelphia described according to an as Built Plan made for the Budd Company Hunting Park Plant by Barton & Martin Professional Engineers dated December 20, 1977, last revised January 4, 1978 to wit:

BEGINNING at a point on the Southwesterly side of Fox Street (80 feet wide) legally open which point is measured South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street the distance of 919 feet 6-1/2 inches from a point of intersection formed by the said Southwesterly side of Fox Street and the Southeasterly side of Roberts Avenue; thence extending from said beginning point South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street crossing the Northeasterly end of a Right of Way for drainage purposes (60 feet wide) which leads Southwestwardly and communicates on its Southwesterly end with two other Right of Ways the distance of 471 feet 5-3/8 inches to a point; thence Southwesterly on the arc of a circle curving to the right having a radius of 4533 feet 9 inches the arc distance of 372 feet 1-7/8 inches to a pint of tangent; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (60 feet wide) which leads Northwestwardly and communicates on its Southwesterly side with a Right of Way 662 feet 7 inches to a point; thence North 08 degrees 57 minutes 00 seconds West 23 feet 0 inches to a point; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (50 feet wide) which leads Northeastwardly and Southwestwardly and communicates on its Northeasterly end with the said Southwesterly side of Right of Way for drainage purposes 177 feet 7-3/4 inches to a point; thence North 29 degrees 02 minutes 06 seconds West crossing a 19 inch diameter Vit pipe sanitary sewer 8 feet 3 inches diameter brick stormwater conduit 948 feet 7-1/8 inches to a point on the said Southeasterly side of Roberts Avenue (78 feet wide); thence North 56 degrees 49 minutes 31 seconds East along the said Southeasterly side of Roberts Avenue 279 feet 4 inches to a point thence South 33 degrees 10 minutes 29 seconds East 110 feet 0 inches to a point; thence North 56 degrees 49 minutes 31 seconds East 90 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 367 feet 9 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing the (Northwesterly end of a Right of Way for purpose of inspection, maintenance, repairing or reconstruction of existing 48 inch Water Main now occupying bed of former McMichael Street (70 feet wide) which leads Southeastwardly) 120 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 198 feet 11-7/8 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing an easement granted by Budd Co. for maintenance and reconstruction of piling and footings 174 feet 2-1/4 inches to a point on the West face of a wall on Property Line; thence South 33 degrees 54 minutes 20 seconds East passing partly along the said West face of Wall on Property Line 218 feet 6-3/8 inches to a point; thence North 60 degrees 25 minutes 54 seconds East 386 feet 2-1/2 inches to a point on the said Southwesterly side of Fox Street, being the first mentioned point and place of beginning.

Being inter alia the same premises which Huntingside Associates, a Pennsylvania Limited Partnership and Whisper Capital, LLC, a Delaware Limited Liability Company by Deed dated 9-28-2004 and recorded 10-14-2004 in Philadelphia County as Document No. 51035010 conveyed unto Hunting Fox Associates I, L.P., a Pennsylvania Limited Partnership by Hunting Fox I, Inc., its General Partner, its successors and assigns, in fee.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT B TO OPTIONS AGREEMENT

Form of Ground Lease

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT C TO OPTIONS AGREEMENT

Permitted Exceptions

Exhibit B

1.	Intentionally deleted.

2.	Intentionally deleted.

3.	Subject to the following matter and conditions revealed on the ALTA/ACSM Land Title Survey prepared for Whisper Portfolio by Bock & Clark’s National Surveyors Network, dated 4/7/2001, just revised 6/20/001:

a. 60 feet drainage right of way (formerly Juniata Street)

b. 70 feet water mall right of way

c. 30 feet drainage easement

d. fence deviates from southern properly line.

4.	Subject to restrictions and reservations as set forth in Deed Book JMH 285, Page 518.

5.	Subject to Declaration of Covenants and Restrictions between Hunting Fox Associates I, LP and Hunting Fox Associates II, LP dated 2/16/2005 and recorded 2/17/2005 in Document No. 51120548.

Landlord covenants and agrees to use commercially reasonable efforts to cause Exhibit C-2 to the foregoing (the “DCR”) to be clarified to provide:

“Neither the Declarants . . . of supporting or sponsoring acute care hospital services), other than an on-site first-aid station or similar use appurtenant to a casino, slot parlor, hotel or entertainment complex or resort (the “Principal” Use) whose principal purpose is to provide services to patrons of the Principal Use; (ii) any pornographic use, provided the foregoing shall in no way restrict the operation of otherwise lawfully permitted adult entertainment facilities appurtenant to any Principal Use; (iii) any so-called “head shop,” or other establishment primarily selling or exhibiting drug-related paraphenalia; (iv) any bar, tavern or other establishment selling alcoholic beverages for on- or off-premises consumption (an “Alcohol-Related Use”) in any single space that is less than ten thousand (10,000) square feet, provided the foregoing shall not apply to the operation of otherwise lawfully permitted Alcohol-Related Use facilities of any size appurtenant to any Principal Use; (v) …”.

6.	Subject to Grant of Right-of-way, Covenants and Conditions to City of Philadelphia as in Deed Book MLD 406, page 414.

7.	Subject to Grant of Right-of-way and Conditions therein to City of Philadelphia as in Deed Book CJP 1830, Page 107.

8.	Subject to Grant of Right-of-way and Conditions therein to City of Philadelphia as in Deed Book CJP 3187, Page 249.

9.	Subject to Grant of Right-of-way to City of Philadelphia as in Deed Book MLD 614, Page 384.

10.	Subject to an Agreement between The Budd Company and Pennsylvania Properties, Inc. as in Deed Book CAB 327, Page 54.

11.	Subject to rights granted to Philadelphia Electric Co. in Deed Book CAB 789, Page 135.

12.	Subject to rights granted to Philadelphia Electric Company as Deed Book CAB 1087, Page 392.

13.	Subject to Grant of Easement between The Budd Company and Tasty Baking Company as in Deed Book DCC 1492, Page 591.

***CONFIDENTIAL TREATMENT REQUESTED ***

14.	Subject to Indemnity, Release and Covenant not to Sue between Hunting Fox Associates I, L.P. and Huntingalde Associates and Whisper Capital, LLC recorded 10/14/2004 in Document No. 51035017.

15.	Subject to Indemnity, Release and Covenant not to Sue between Hunting Fox Associates I, L.P. and Thyssenkrupp Bud Company recorded 10/14/2004 in Document No. 51085018.

16.	Subject to Reciprocal Access Easement Agreement and Covenant to Share Costs by Hunting Fox Associates I, L.P. and Fox Street Realty, LLC dated 3/28/2005 and recorded 4/1/2005 in Document No. 51145969.

17.	Subject to Conveyor Belt Agreement by Hunting Fox Associates I, L.P. and Fox Street Realty, LLC dated 3/25/2005 and recorded 4/1/2005 in Document No. 51145970.

18.	Such documents and/or instruments as are required or permitted pursuant to Section 8 of the Options Agreement.

19.	All easements and rights of way shown on Premises A Plan of Budd Plant – Hunting Park Avenue, Sheet 5 of 5, prepared by Barton & Martin Engineers, dated 1/25/05.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT D TO OPTIONS AGREEMENT

List of Environmental Reports

1.	Phase I Environmental Site Assessment, The Budd Company (Philadelphia Plant), 2450 Hunting Park Avenue, Philadelphia, PA 19129, prepared by Environmental Resource Management, dated November, 2002.

2.	Final Report, Geophysical Survey – UST Detection/Delineation, The Budd Company, 2450 Hunting Park Drive, Philadelphia, PA, dated April 25, 2003, prepared by Enviroscan, Inc.

3.	Underground Storage Tank Non-Intrusive Investigation, ThyssenKrupp-Budd Company, 2450 Hunting Park Drive, Philadelphia, Pennsylvania, dated August 7, 2003, prepared by O’Brien & Gere Engineers, Inc.

4.	Focused Phase II Investigation, ThyssenKrupp-Budd Company, Hunting Park Facility, Philadelphia, Pennsylvania, dated August 2003, prepared by O’Brien & Gere Engineers, Inc.

5.	Storm Sewer Mapping and Cleanout, 2450 Hunting Park Avenue Facility, ThyssenKrupp-Budd Company, Philadelphia, Pennsylvania, dated March 2005, prepared by O’Brien & Gere Engineers, Inc.

6.	Die Storage Yard – Remediation Status Report, O’Brien & Gere Engineers, Inc., dated July 7, 2004.

7.	Hot Cell Decommissioning Final Report, prepared by Scientific Ecology Group, Inc., dated September, 1992 (absent page 3-3 and Appendices).

8.	Environmental Due Diligence Summary, RT Environmental Services, Inc., dated February 14, 2005.

9.	Storm Sewer Mapping and Cleanout 2450 Hunting Park Avenue Facility prepared by O’Brien & Geer Engineers, Inc. and dated March 2005.

10.	Remedial Investigation Report/Cleanup Plan prepared by RT Environmental Services, Inc., and dated May 2005;

11.	Remedial Investigation Report/Cleanup Plan prepared by RT Environmental Services, Inc., and dated August 2005

12.	RIR/Cleanup Plan Appendix 4 – Email from Kelly Bunker, EPA Region 3 PCB Coordinator regarding Die Yard Status, July 18, 2005

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT E TO OPTIONS AGREEMENT

Copy of Cleanup Plan

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT F TO OPTIONS AGREEMENT

Copy of Act 2 Notice of Intent to Remediate

Land Recycling Program

Submission Site for the NIR

Home Frequently Asked Questions

Review My NIR

Notice of Intent to Remediate (NIR)

2005-03-15 16:12:19

Identification

Property Name: Die Storage Yard Site – TK Budd Company

Address/Location

Address:	2800 Fox Street
City:	Philadelphia
Zip Code:	19129

Municipality: Philadelphia city

County: Philadelphia

Latitude: + 40° 0’ 32.73” Longitude: -75° 10’ 37.91”

Horizontal Collection Method: UNK - Unknown

Horizontal Reference Datum: UNK - Unknown

Reference Point: UNK - Unknown - The information is not known.

Provide a general description of the site contamination in plain language (e.g. fuel oil spill, historical chemical industrial area contamination), the names of any known primary contaminants to be addressed, and the intended future use of the property:

The site has been found to contain low concentrations of metals, volatile organic compounds (VOCs), polychlorinated biphenyls (PCBs), and polycyclic aromatic hydrocarbons (PAHs). The Remediator has indicated that the remediation measures for the PCBs will be a deed notice and demonstration of a Site-

https://www.det.state.na.us/wm_apps/NIR/NIR_Submission/_cgi-bin/Review032005.idc            6/1/2005

***CONFIDENTIAL TREATMENT REQUESTED ***

Specific Standard, and attainment of the non-residential Statewide Health Standard for the remaining compounds. The proposed future use of the property will be non-residential. An NIR has previously been submitted for this site. However, it did not address the presence of PCBs in soil.

Provide a general description of proposed remediation measures:

Attainment will be achieved through excavation and removal as well as the demonstration of pathway elimination by capping the site soils.

Will remediation be to a site-specific standard ☑ or as a special industrial area ☐ ? If so, the municipality or municipalities must be provided 30-day comment period.

Remediator/Property Owner/Consultant

Contact Person:	Joe DePascale
Relationship to Site:	Remediator
Phone Number:	484-684-1240
Company Name:	Hunting Fox I Associates, L.P.
Address:	c/o PREI 1001 E. Hector Street Suite 100 Conshohocken, PA 19428
Email Address:

Contact Person:	Justin Lauterbach
Relationship to Site:	Consultant
Phone Number:	610-265-1510 extension 15
Company Name:	RT Environmental Services, Inc.
Address:	215 West Church Road King of Prussia, PA 19406
Email Address:	jlauterbach@rtenv.com

Contact Person:	Joe DePascale
Relationship to Site:	Property owner
Phone Number:	484-684-1240
Company Name:	Hunting Fox Associates I, L.P.

https://www.det.state.na.us/wm_apps/NIR/NIR_Submission/_cgi-bin/Review032005.idc            6/1/2005

***CONFIDENTIAL TREATMENT REQUESTED ***

Address:	c/o PREI 1001 East Hector Street Suite 100 Conshohocken, PA 19428

Email Address:

Preparer of Notice of Intent to Remediate:

Name:	Justin Lauterbach
Title:	Staff Scientist
Phone Number:	610-265-1510 extension 15
Address:	215 West Church Road King of Prussia, PA 19406
Email Address:	jlauterbach@rtenv.com

Attachments	(Note: Click the file name will open a new window.)

File Name:	00989-Dieyardmap.pdf
Caption:	Site Plan

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https://www.det.state.na.us/wm_apps/NIR/NIR_Submission/_cgi-bin/Review032005.idc            6/1/2005

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT G TO OPTIONS AGREEMENT

Form of Act 2 Buyer/Seller Agreement

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF ENVIRONMENTAL PROTECTION

In the Matter of:

HUNTING FOX ASSOCIATES I, L.P (“Hunting”)

: Buyer-Seller Agreement

: re: [Site address]

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P (“Trump”):

CONSENT ORDER AND AGREEMENT

This Consent Order and Agreement (“CO&A”) is entered into this      day of             , 2005, by and among the Commonwealth of Pennsylvania, Department of Environmental Protection (“Department”), Hunting (“Seller”) and Trump (“Buyer”).

The Department has found and determined the following:

The Parties

A. The Department is the agency with the duty and authority to administer and enforce the Land Recycling and Environmental Remediation Standards Act, Act of May 19, 1995, P.L. 4, No. 1995-2, 35 P.S. Sects. 6026.101 et seq. (“Act 2”); the Hazardous Sites Cleanup Act, Act of October 18, 1988, P.L. 756, No. 108, as amended, 35 P.S. ‘ 6020.101 et seq. (“HSCA”); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Public Law 96-510), 42 U.S.C. 9601 et seq. (“CERCLA”); the Solid Waste Management Act, Act of July 7, 1980, P.L. 380, No. 97, as amended, 35 P.S. Sects. 6018.101 et seq. (“Solid Waste Act”); the Clean Streams Law, Act of June 22, 1937, P.L. 1987, as amended, 35 P.S. Sects. 691.1 et seq. (“Clean Streams Law”); the Storage Tank and Spill Prevention Act, Act of July 6, 1989, P.L. 169, as amended, 35 P.S. Sects. 6021.101 et seq. (“Storage Tank Act”); Section 1917-A of the Administrative Code of 1929, Act of April 9, 1929, P.L. 177, as amended, 71 P.S. Sect. 510-17 (“Administrative Code”); and the rules and regulations promulgated thereunder.

***CONFIDENTIAL TREATMENT REQUESTED ***

B. Hunting (“Seller”) is a ., a Pennsylvania limited partnership having offices at 1001 East Hector Street, Suite 100, Conshohocken, Pennsylvania 19428 Seller is in the business of real estate development.

C. Trump (“Buyer”) is a , a Delaware limited partnership having offices at 1000 Boardwalk, Atlantic City, NJ 08401 . Buyer is in the business of casino gaming and hotel operations.

The Property

D. The property, owned by the Seller, consists of a lot of acres and all improvements thereon, located at [Seller to insert exact address], Tax Parcel Number (the “Property”). [Seller to insert legal description]

E. The Property was used for [Seller to identify all previous uses and owners back to 1950 that caused or contributed to contamination at the Site.] .

F. The facilities, structures and other improvements currently located on the Property include the following: [Seller to describe].

Contamination of the Property

G. The location and horizontal and vertical extent of environmental contamination of the Property has been assessed in the following environmental investigation reports (Seller to list all “Reports”):

1. [Seller to list name and date of report, name and address of consultant that prepared it]

2. [Same for every report]

H. The Reports are incorporated herein by reference. They have been provided to the Department and are maintained as public documents by the Department in accordance with its standard document retention practices. Buyer accepts the Reports as a comprehensive evaluation of the environmental contamination on the Property.

I. The Reports contain the analytical results of soil samplings and groundwater investigation, including the installation, sampling and analysis for [Seller to name groups of compounds, e.g. metals, VOCs, PAHs, BTEX, etc.] in [Seller to list number] on-site monitoring wells, the determination of the direction of groundwater flow and the sampling and analysis for [Seller to name groups of compounds] in the soil. [Seller to summarize any other environmental investigation and assessment done.]

J. The Reports describe all contamination currently known by the parties to exist on the Property (“identified contamination”). The identified contamination is listed in the Tables attached hereto as Exhibit A [Seller to annex hereto Tables, which may be extracted from an existing report or

***CONFIDENTIAL TREATMENT REQUESTED ***

created for this purpose, should include the nature, levels and extent of the contamination, with its location described by reference to the Map], and the location of the identified contamination is shown on a Map attached hereto as Exhibit B. Exhibits A and B are incorporated herein by reference.

K. [Seller to describe any notable discrete areas or contaminants of concern including where they are/were by reference to the Map in Exhibit B, and what was found there at what concentrations.]

The Proposed Sale

L. Seller intends to sell the Property to Buyer, who intends to buy the Property and construct and operate a hotel and casino gaming parlor on the Property.

M. Buyer represents to the Department that it did not cause or contribute to, and is not otherwise liable or responsible under environmental law for the identified contamination of the Property. The Department is not aware of any information to the contrary that would indicate such liability or responsibility.

The Remediation Plan

N. Seller intends to remediate the identified contamination. The proposed Remediation Plan (“Plan”) is contained in the Remedial Investigation Report/Cleanup Plan prepared by RT Environmental Services, Inc., dated May 2005 submitted to the Department on [Seller to provide date]. The Plan proposes remediation of the Property to meet a Site-Specific Standard based on nonresidential use of the Property, as those terms are used in Act 2. The Plan is attached hereto as Exhibit C and is incorporated herein by reference. The Plan may be changed in the future, with the approval of the Department. Because the remedial standard is based on nonresidential use of the Property, any other use, or any change in the exposure patterns on which the Plan is based, may require additional remediation of contamination remaining on the Property.

After full and complete negotiation of all matters set forth in this CO&A, and upon mutual exchange of the covenants contained herein, the parties intending to be legally bound, it is hereby ORDERED by the Department and AGREED TO by Seller and Buyer as follows:

1. Findings. Seller and Buyer agree that the findings in Paragraphs A through are true and correct and, in any matter or proceeding involving either or both of them and the Department, Seller and/or Buyer shall not challenge the accuracy or validity of these findings.

2. Seller’s Obligations. Seller shall

a. Attain and demonstrate compliance with the Statewide Health Standard or Site-Specific Standard, as applicable, in accordance with the Plan and Act 2, by Seller’s good faith estimate of the likely date of completion of the remediation.

(1) Seller has submitted a Notice of Intent to Remediate and sent the municipal and public notices of the NIR pursuant to Act 2 on March 14, 2005.

***CONFIDENTIAL TREATMENT REQUESTED ***

(2) Within 90 days after submission of the NIR, Seller shall submit to the Department, with copies to Trump, any applicable remedial investigation report, risk assessment report and cleanup plan when remediating to a Site-Specific Standard.

(3) Upon completion of remediation in accordance with the Plan and Act 2, submit the final report to the Department, with a copy to Trump, and send the municipal and public notices of the final report, by 120 days after Seller’s submission of the NIR to the Department.

b. Notify the Department by telephone and in writing at least ten (10) working days before beginning the remediation described in the Plan.

c. Notify the Department by telephone and in writing at least ten (10) working days before taking any of the following major steps in the Plan: undertaking any post excavation sampling; installation of any proposed soil cap(s) at the Property.

d. Include restrictions in its deed to Buyer (1) limiting the use of the Property to commercial or industrial activity, inclusive of a hotel and/or casino gaming operations, excluding schools, nursing homes and other residential-style facilities and recreational areas and (2) requiring the maintenance of any engineering controls on the Property, as covenants running with the land.

e. Record this CO&A and its Exhibits with the deed to the Property, in the Recorder of Deeds Office for Philadelphia, County, and index the COA with the Deed, listing it under Seller as Grantor and Buyer as Grantee.

3. Buyer’s Obligations. Buyer shall

a. Use the Property only for commercial or industrial activity, inclusive of a hotel and/or casino gaming operations, excluding schools, nursing homes and other residential-style facilities and recreational areas.

b. As per the approved Plan, Maintain engineering controls on the Property unless future remediation, as approved by the Department, negates the need for engineering controls under Act 2.

c. The agreements by Buyer in Paragraphs 3.a. and b. above are covenants running with the land and Buyer shall include these covenants in all deeds, leases and other instruments of conveyance of the Property, unless future remediation, as approved by the Department, negates the need for engineering controls under Act 2.

d. Avoid disturbing subsurface strata and soils except as may be necessary to install adequate foundation bearing support features. If such disturbance is proposed as part of Buyer’s development of the Property, Buyer shall, no less than 30 (thirty) days before beginning the disturbance, submit to the Department a Work Plan for management and disposal of disturbed subsurface strata and soils consistent with the regulations of the Department. Thereafter, Buyer shall properly manage and dispose all subsurface strata and soils consistent with the Work Plan as approved by the Department.

***CONFIDENTIAL TREATMENT REQUESTED ***

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OPTIONS to be used if ECP believes they are necessary:

e. Prepare, submit to the Department and implement a Health and Safety Plan for protecting construction workers and all persons employed and/or present at the Site from any contaminants that could be encountered in the course of on-site pre-construction and construction activities. (Specify here, if desired, the regulations to which the plan should conform.)

f. If Seller fails to complete the remediation by the date specified in Paragraph 2a above, Buyer shall submit to the Department a report evaluating the exposure risks created by the unfinished remediation and whether such risks are unacceptable to Buyer’s employees and the public. If the Department determines that such risks are unacceptable, Buyer shall cease its activities at the Property until the exposure risks have been decreased to acceptable levels.

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g. Notify the Department if the Buyer or any successor to the Buyer proposes to change the exposure patterns on which the remediation standard was based, as summarized in Paragraph N above, and take steps to assure that an Act 2 standard continues to be met.

h. Notify the Department when the Property has been purchased and provide to the Department, within ten (10) days of the transfer of title, a copy of the instrument used to transfer title, containing the covenants described in Paragraphs 2d and 3a and b above.

4. Covenant Not To Sue. Provided that Seller complies with its obligations set forth in Paragraph 2 above, and provided Buyer complies with the obligations in Paragraph 3 above, and subject to the limitations set forth in Paragraphs 5 and 12 below, the Department hereby covenants not to sue or take administrative action against Buyer under the environmental laws of the Commonwealth listed in Paragraph A above because of Buyer’s ownership interest in the Property, for remediation of the identified contamination. This covenant not to sue is null and void if the Department determines that the Buyer, its agents, employees or representatives caused or contributed to the identified contamination or submitted false information to the Department. When the final report has received the Department’s approval, the liability protection conferred on Seller by Section 501 of Act 2 shall pass automatically to Buyer pursuant to Section 501 (a)(3), and this Covenant Not to Sue shall become null and void.

5. Reservation of Rights. With respect to any contamination on the Property not part of the identified contamination, or any contamination caused or contributed to by Buyer after Buyer assumes ownership of the Property, the Department expressly reserves the right to require Buyer to remediate, to the extent required by law.

6. Non-Interference. Neither Seller nor Buyer shall interfere with the performance of the remedial obligations under this CO&A.

***CONFIDENTIAL TREATMENT REQUESTED ***

7. Non-Exacerbation. Neither Seller nor Buyer shall, by act or omission, exacerbate any contamination of the Property.

8. Access. Buyer shall allow Seller, the Department and their representatives reasonable access to the Property during and after implementation of the Plan for purposes of remediation and monitoring the progress and results thereof. The Seller and the Department will use their best efforts to minimize interference with Buyer’s use of the Property. However, nothing in this CO&A shall limit the Department’s statutory rights regarding access to the Property.

9. Transferability.

a. This CO&A shall be transferable by Buyer to any subsequent owner of the Property (“Transferee”) who did not cause or contribute to and is not otherwise liable for contamination of the Property, provided that the subsequent owner or anyone who intends to take title to the Property agrees in writing to the obligations of this CO&A. Buyer, or anyone who intends to transfer title to the Property, shall provide a copy of this CO&A to anyone who intends to take title to the Property.

b. Within five (5) days of transferring any part of the Property to a Transferee, Buyer or anyone who intends to transfer title to any part of the Property shall notify the Department in writing of the date that legal title to the Property was transferred and the name and address of the Transferee.

c. In the event of such transfer in accordance with the terms of this CO&A, the Transferee shall be entitled to the benefits of the covenant not to sue provided in Paragraph 4 above.

10. Seller or Buyer, as appropriate, shall include in any deed for the property an acknowledgment of hazardous substances and/or hazardous wastes on the property in accordance with Sec. 405 of the Solid Waste Act and Sect. 512 of the Hazardous Sites Cleanup Act, Act of October 18, 1988, P.L. 756, No. 108, 35 P.S. Sect. 6020.101 et seq.

11. Non-Release of Other Parties. Nothing in this CO&A is intended, nor shall be construed, to diminish or modify in any way the obligations with respect to the Property of any person or entity, other than those persons set forth in Paragraph 4 above, to the extent set forth in Paragraph 4 above.

12.	Remedies.

a. In the event Seller or Buyer fails to comply with any provision of this CO&A, the Department may, in addition to the remedies prescribed herein, pursue any remedy available for a violation of an order of the Department, including an action to enforce this CO&A.

b. The remedies provided by this paragraph are cumulative and the exercise of one does not preclude the exercise of any other. The failure of the Department to pursue any remedy shall not be deemed to be a waiver of that remedy.

***CONFIDENTIAL TREATMENT REQUESTED ***

13. Hazardous Sites Cleanup Act. Seller and Buyer agree that failure to comply with the provisions of Paragraph(s) 2 and 3 of this CO&A constitutes a failure to comply with an “enforcement action” as provided in Section 1301 of the Hazardous Sites Cleanup Act, the Act of October 18, 1988, P.L. 657, No. 1988-108, 35 P.S. Section 6020.1301.

14. Liability of Parties. The Seller and Buyer shall inform all persons necessary for the implementation of this CO&A of the terms and conditions of this CO&A. The Seller shall be liable for violations of Paragraphs 2, 6 and 7 [and 10, if used] above including those violations caused by, contributed to or allowed by its directors, officers, agents, managers, servants and privies and any persons, contractors and consultants acting under or for the Seller. The Buyer shall be liable for violations of Paragraphs 3, 6, 7, and 8 [and 10, if used] above including those violations caused by, contributed to, or allowed by its directors, officers, agents, managers, servants and privies and any persons, contractors and consultants acting under or for the Buyer.

15. Correspondence With Department. All correspondence with the Department concerning this CO&A shall be addressed to:

Environmental Cleanup Program Manager

Department of Environmental Protection

Southeast Regional Office

2 East Main Street

Norristown, PA 19401

16. Correspondence With Seller and Buyer. All correspondence with Seller concerning this CO&A shall be addressed to:

[Name or title, and address]

All correspondence with Buyer concerning this CO&A shall be addressed to:

Graham, Curtin & Sheridan

A Professional Association

4 Headquarters Plaza

P.O. Box 1991

Morristown, NJ 07962-1991

Attention: Paul L. Zelenty, Esq.

Seller and Buyer shall notify the Department whenever there is a change in the contact person’s name, title or address. Service of any notice or any legal process for any purpose under this CO&A, including its enforcement, may be made by mailing a copy by first class mail to the above addresses, respectively.

***CONFIDENTIAL TREATMENT REQUESTED ***

17. Provisions Not Severable. The provisions of this CO&A are not severable. If any provision or part hereof is declared invalid or unenforceable, or is set aside for any other reason, then the entire CO&A shall be void and of no force and effect between the parties.

18. Entire Agreement. This CO&A shall constitute the entire integrated agreement of the parties. No prior or contemporaneous communications or prior drafts shall be relevant or admissible for purposes of determining the meaning or extent of any provisions herein in any litigation or any other proceeding.

19. Modifications. No changes, additions, modifications or amendments of this CO&A shall be effective unless they are set out in writing and signed by the parties hereto.

20. Attorney Fees. The parties agree to bear their respective attorney fees, expenses and other costs in the prosecution or defense of this matter or any related matters, arising prior to execution of this CO&A.

21. Execution of Agreement. This agreement may be executed in counterparts.

22. Titles. A title used at the beginning of any paragraph of this CO&A may be used to aid in the construction of that paragraph, but shall not be treated as controlling.

23. Effective Date. This CO&A shall become effective upon execution provided that the Buyer buys the Property within days of execution of this CO&A.

IN WITNESS WHEREOF, the parties hereto have caused this Consent Order and Agreement to be executed by their duly authorized representatives. The undersigned representatives of the Seller and the Buyer certify under penalty of law, as provided by 18 Pa. C.S. Section 4904, that they are authorized to execute this CO&A on behalf of the Seller and the Buyer, respectively; that the Seller and the Buyer consent to the entry of this CO&A as a final Order of the Department; and that the Seller and the Buyer hereby knowingly waive any rights to appeal this CO&A and to challenge its content or validity, which rights may be available under Section 4 of the Environmental Hearing Board Act, the Act of July 13, 1988, P.L. 530, No. 1988-94, 35 P.S. Sect. 7514; the Administrative Agency Law, 2 Pa. C.S. Sect. 103(a) and Chapters 5A and 7A thereof; or any other provision of law. (Signature by attorneys for Seller and Buyer certifies only that the agreement has been signed after consulting with counsel.)

***CONFIDENTIAL TREATMENT REQUESTED ***

FOR THE SELLER:	FOR THE COMMONWEALTH OF PENNSYLVANIA,

Name:	DEPARTMENT OF ENVIRONMENTAL PROTECTION:

Title:

[Name]

Name:	Environmental Program Manager

Title:	Environmental Cleanup Program

FOR THE BUYER:

[Name]

Name:	[Regional Counsel or Assistant Counsel]

Title:

Name:

Title:

JURAT Page

***CONFIDENTIAL TREATMENT REQUESTED ***

COMMONWEALTH OF PENNSYLVANIA :

: SS.

COUNTY OF (COUNTY) :

On this             day of                 , 200    , before me, a Notary Public, the undersigned officer personally appeared, (Name), who acknowledged (him)(her)self to be the (Title) of (Company Name), a (corporation)(partnership), and that (s)he as such (Title), being authorized to do so, executed the Consent Order and Agreement for the purpose therein contained by signing the name of the (corporation) (partnership) by (him)(her)self as (Title).

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT H

MEMORANDUM OF OPTIONS AGREEMENT

This Memorandum of Options Agreement is made as of September 30, 2005, by and between HUNTING FOX ASSOCIATES I, L.P., a Pennsylvania limited partnership, with offices at 1001 Hector Street, Suite 100, Conshohocken, PA 19428 (“Hunting Fox”), and TER KEYSTONE DEVELOPMENT, LLC, a Delaware limited liability company, with an address at 1000 Boardwalk, Atlantic City, NJ 08401 (“Trump”).

Hunting Fox and Trump have entered into a certain Options Agreement dated September 30, 2005 (the “Agreement”). Under the Agreement, Hunting Fox has granted to Trump the exclusive right, prior to July 31, 2010 to either (i) lease the property located at the intersection of Fox Street and Roberts Avenue in Philadelphia, PA comprising of approximately eighteen (18) acres and more particularly described on Exhibit A attached hereto and made apart hereof (the “Property”) or (ii) purchase the Property.

This Memorandum of Agreement has been entered into for the sole purpose of giving notice of the existence of the Agreement. Reference should be made to the Agreement and its schedules and exhibits for all of the terms, covenants, and conditions set forth therein. The provisions of this Memorandum of Agreement shall not constitute an amendment or modification of the Agreement, and is not to be considered in construing any term, covenant or condition of the Agreement.

The parties hereto have executed and delivered this Memorandum of Agreement on September 30, 2005.

Attest:	Hunting Fox Associates I, L.P.

By:
Title:

Attest:	TER Keystone Development, LLC

By:
Title:

***CONFIDENTIAL TREATMENT REQUESTED ***

State of                                    :

                                                   : ss

County of                                :

I CERTIFY that on September 30, 2005                                         , personally came before me and acknowledged under oath, to my satisfaction, that this person is named in and personally signed this Memorandum of Agreement as an authorized officer of Hunting Fox Associates I, L.P., and that he/she signed and delivered this Memorandum of Agreement as the voluntary act and deed of Hunting Fox Associates I, L.P. as authorized by proper corporate action.

State of                                    :

                                                   : ss

County of                                :

I CERTIFY that on September 30, 2005                                          personally came before me and acknowledged under oath, to my satisfaction, that this person is named in and personally signed this Memorandum of Agreement as an authorized officer of TER Keystone Development, LLC, and that he/she signed and delivered this Memorandum of Agreement as the voluntary act and deed of TER Keystone Development, LLC, as authorized by proper corporate action.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, Situate in the 38th Ward of the City of Philadelphia described according to an as Built Plan made for the Budd Company Hunting Park Plant by Barton & Martin Professional Engineers dated December 20, 1977, last revised January 4, 1978 to wit:

BEGINNING at a point on the Southwesterly side of Fox Street (80 feet wide) legally open which point is measured South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street the distance of 919 feet 6-1/2 inches from a point of intersection formed by the said Southwesterly side of Fox Street and the Southeasterly side of Roberts Avenue; thence extending from said beginning point South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street crossing the Northeasterly end of a Right of Way for drainage purposes (60 feet wide) which leads Southwestwardly and communicates on its Southwesterly end with two other Right of Ways the distance of 471 feet 5-3/8 inches to a point; thence Southwesterly on the arc of a circle curving to the right having a radius of 4533 feet 9 inches the arc distance of 372 feet 1-7/8 inches to a pint of tangent; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (60 feet wide) which leads Northwestwardly and communicates on its Southwesterly side with a Right of Way 662 feet 7 inches to a point; thence North 08 degrees 57 minutes 00 seconds West 23 feet 0 inches to a point; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (50 feet wide) which leads Northeastwardly and Southwestwardly and communicates on its Northeasterly end with the said Southwesterly side of Right of Way for drainage purposes 177 feet 7-3/4 inches to a point; thence North 29 degrees 02 minutes 06 seconds West crossing a 19 inch diameter Vit pipe sanitary sewer 8 feet 3 inches diameter brick stormwater conduit 948 feet 7-1/8 inches to a point on the said Southeasterly side of Roberts Avenue (78 feet wide); thence North 56 degrees 49 minutes 31 seconds East along the said Southeasterly side of Roberts Avenue 279 feet 4 inches to a point thence South 33 degrees 10 minutes 29 seconds East 110 feet 0 inches to a point; thence North 56 degrees 49 minutes 31 seconds East 90 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 367 feet 9 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing the (Northwesterly end of a Right of Way for purpose of inspection, maintenance, repairing or reconstruction of existing 48 inch Water Main now occupying bed of former McMichael Street (70 feet wide) which leads Southeastwardly) 120 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 198 feet 11-7/8 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing an easement granted by Budd Co. for maintenance and reconstruction of piling and footings 174 feet 2-1/4 inches to a point on the West face of a wall on Property Line; thence South 33 degrees 54 minutes 20 seconds East passing partly along the said West face of Wall on Property Line 218 feet 6-3/8 inches to a point; thence North 60 degrees 25 minutes 54 seconds East 386 feet 2-1/2 inches to a point on the said Southwesterly side of Fox Street, being the first mentioned point and place of beginning.

Being inter alia the same premises which Huntingside Associates, a Pennsylvania Limited Partnership and Whisper Capital, LLC, a Delaware Limited Liability Company by Deed dated 9-28-2004 and recorded 10-14-2004 in Philadelphia County as Document No. 51035010 conveyed unto Hunting Fox Associates I, L.P., a Pennsylvania Limited Partnership by Hunting Fox I, Inc., its General Partner, its successors and assigns, in fee.